EXHIBIT 5

                              AMENDED AND RESTATED
                                 PROMISSORY NOTE

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$74,326                                            Original Date:   May 31, 1996
                                       Amended and Restated Date:   May 31, 1999
                                       Amended and Restated Date:   May 31, 2000
                                       Amended and Restated Date:   May 31, 2001

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     FOR VALUE  RECEIVED,  the  undersigned,  KENNETH J. WARREN,  an  individual having a business address at 5134 Blazer Parkway, Dublin, Ohio 43017 (the "Maker"), hereby unconditionally promises to pay to the order of RPJ/JAJ PARTNERS, LTD., a Wyoming partnership (the "Payee"), at the principal office of the Payee or at such other place as the Payee or other holder hereof may from time to time designate in writing, in lawful money of the United States of America, the principal amount of Seventy Four Thousand Three Hundred Twenty-Six Dollars ($74,326), together with interest on the unpaid principal balance hereunder at a rate of interest as hereinafter set forth. The entire unpaid principal balance, together with accrued interest thereon, will be due and payable as hereinafter provided.

     Section 1. PRINCIPAL AND INTEREST.

          1.1. INTEREST RATE. This Note shall bear interest on the unpaid principal balance hereunder from the date hereof until paid in full at an annual fluctuating rate of interest equal to the rate announced by Star Bank (the "Bank") as its prime rate, which rate shall change as and when such prime rate of the Bank changes (the "Interest Rate"). In the event that the unpaid principal balance or any part thereof, together with all interest accrued thereon, is not paid on demand when due, then such unpaid principal balance and interest shall bear interest at a rate equal to the Interest Rate plus three percent.

          1.2. PAYMENT OF INTEREST. Interest shall be due and payable in annual installments starting on the first anniversary date of this Note, and on each such subsequent anniversary date thereafter until this Note is paid in full, with such final payment of principal being accompanied with all interest due through the date of such payment.

          1.3. REPAYMENT OF PRINCIPAL. The principal of this Note shall be payable upon the first of the following to occur:

               (a) On May 31, 2002;
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               (b) At any time that the shares  which are  pledged to secure the repayment of this Note are sold or attempted to be sold or otherwise transferred.

     Section 2. PREPAYMENTS. The Maker shall have the privilege of prepaying all or any part of this Note at any time without notice or any prepayment penalty.

     Section 3. OFFSET.

          3.1. NO OFFSET BY MAKER. The Maker and all other persons now or hereafter liable for the payment of the principal and interest on this Note hereby waive any and all existing and future claims and offsets against amounts due under this Note and agree to pay in accordance with the terms of this Note all amounts due under this Note regardless of any claim which may be asserted by or on behalf of the Maker or other persons.

          3.2. OFFSET BY HOLDER. Any and all moneys now or at any time hereafter owing to the Maker from the holder hereof, are hereby pledged for the security of this and all other indebtedness from the maker to the holder of this Note, and may at any time at the option of the holder hereof be paid and applied hereon whether or not such indebtedness is then due.

     Section 4. WAIVER. The undersigned and each indorser of this Note hereby waives presentment, demand or notice of demand, protest and dishonor in connection with the enforcement of this Note.

     Section 5. DEFAULT, ACCELERATION. Upon the failure to make any payment hereunder as and when due, which failure remains uncured for more than 10 days thereafter, or upon the occurrence of an Event of Default as defined in that certain Pledge Agreement of even date herewith between the parties hereto, the Payee shall have the right, without further notice to the Maker, to declare the then outstanding principal balance of this Note, together with all interest accrued thereon, immediately due and payable.

     Section 6. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Wyoming.

     Section 7. EXPENSES. If this Note is collected by suit, through probate or bankruptcy court, or by any other judicial proceedings, or if this Note is not paid at maturity, howsoever such maturity may be brought about, and is placed in the hands of an attorney for collection, then the undersigned promises to pay all legal fees, paralegal fees, costs and expenses incurred in connection therewith.

     Section 8. PLEDGE AGREEMENT. The obligation to repay this Note is secured by a Pledge Agreement of even date herewith between the parties hereto.



                                        /s/ Kenneth J. Warren
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                                        Kenneth J. Warren

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